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                                                                    EXHIBIT 99.1

                                                                 [WILLIAMS LOGO]

NEWS RELEASE

NYSE: WMB                                           Leading Energy SOLUTIONS(TM)
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DATE:             Nov. 14, 2002
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
CONTACT:            Kelly Swan                         Travis Campbell                    Richard George
                    Williams (media relations)         Williams (investor relations)      Williams (investor relations)
                    (918) 573-6932                     (918) 573-2944                     (918) 573-3679
                    kelly.swan@williams.com            travis.campbell@williams.com       RICHARD.GEORGE@WILLIAMS.COM
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            WILLIAMS REPORTS THIRD-QUARTER NET LOSS OF $294.1 MILLION

o Significant Increases From Ongoing Core Businesses Overshadowed by Marketing and Risk Management Losses

o        Businesses Realigned to Focus on E&P, Midstream Gas & Liquids, Gas
         Pipelines

o Department of Justice Closes Longstanding Antitrust Investigation, Will Take No Action

         TULSA, Okla. - Williams (NYSE:WMB) today announced an unaudited third-quarter 2002 net loss of $294.1 million, or 58 cents per share, compared with restated net income of $221.3 million, or 44 cents per share, for the same period last year. A significant factor in the current-period results was a $387.6 million segment loss in the energy marketing and risk management business.

         The 2002 results include 22 cents per share for income from discontinued operations, compared with 5 cents per share for the same period last year.

         Income from discontinued operations for third-quarter 2002 includes the after-tax results of operations, gains from sales and impairment charges for certain assets that have been sold or were approved for sale in the third quarter. These assets include Central, Mid-America and Seminole pipelines and the soda-ash operations. Prior-year results have been restated to conform to current-year reporting for discontinued operations.

         The company reported an unaudited recurring third-quarter net loss of 40 cents per share, compared with restated net income of 59 cents per share in the same period last year. A reconciliation of the company's loss from continuing operations to its recurring loss accompanies this news release.

         "Our third-quarter consolidated financial results reflect difficult market conditions and the impact of actions we're taking to strengthen our company. They also illustrate the scale of the opportunity we are working to capture by reshaping our company's business platform to significantly reduce our


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financial risk and liquidity requirements," said Steve Malcolm, chairman, president and CEO. "While we're intently focused on strengthening our company, it's important to recognize that the ongoing businesses that are core to Williams' future recorded a significant increase in period-over-period segment profit for the third quarter.

         "Since July 1, we've made significant progress on a couple of fronts that are important to our future:

      o "Earlier this week, we executed a settlement agreement with California and other parties in the West that would solidify our long-term contracts to sell energy, preserve the substantial value of those contracts, and resolve related state and private litigation as well as state investigations. All of those outcomes improve our opportunity to sell or assign all or a portion of our California portfolio," Malcolm said. The settlement is subject to various conditions, including certain court and Federal Energy Regulatory Commission approvals, and the completion of due diligence by the California attorney general.

      o "And we announced or closed the sale of assets - two liquids pipelines, a wholly owned natural gas pipeline and an interest in two others, certain exploration and production properties, an LNG facility, a natural gas gathering system, an interest in a Lithuanian oil complex and retail TravelCenters - that are expected to generate $2.6 billion in cash," Malcolm said.

         "We still have work to do. Chiefly, we are marketing other non-core assets and we are continuing the process of selling or joint-venturing parts of our energy marketing and risk management business, but there is no new information to share on either front today."

         During the third quarter 2002, Williams recorded a $408.7 million loss from continuing operations. That loss includes pre-tax impairment charges of $432.6 million associated with certain Petroleum Services assets and an additional $22.9 million writedown of amounts due from WilTel Communications Group (OTC:WTELV), whose federal bankruptcy court-approved reorganization plan went into effect in October. Partially offsetting those amounts was a $143.9 million pre-tax gain from the sale of certain Exploration & Production properties and a $58.5 million pre-tax gain from the sale of an interest in a Lithuanian oil complex. The third quarter of 2001 included a $94.2 million pre-tax writedown of investments that were deemed to be other than temporary.


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         Included in $114.6 million third-quarter 2002 income from discontinued
operations are pre-tax impairment charges of $135.1 million related to the Central gas pipeline and soda-ash operations. Also included are pre-tax gains of $304.6 million from the sale of the Mid-America and Seminole pipelines.

         The company is filing its Form 10-Q today with the Securities and Exchange Commission. The document will be available on both the SEC's and Williams' websites.

         Since the company's last earnings report, it has realigned its organization to create increased focus on its Exploration & Production and Midstream Gas & Liquids businesses. Those two units, along with Gas Pipeline and the company's investment in Williams Energy Partners (NYSE:WEG), serve as the foundation of Williams' business for the future.

         "As prominent drivers in Williams' future, it's appropriate to structure our organization in a way that should facilitate increased focus on our core businesses," Malcolm said. "This move demonstrates the important contribution that we expect Exploration & Production and Midstream Gas & Liquids to make."

         With the elevation of those two businesses, the company eliminated the Energy Services organizational and reporting structure under which Petroleum Services and International also reported. If the company is successful in executing its planned asset sales and/or assignments, those units, as well as Energy Marketing & Trading, would cease to exist in their current forms.

         In conjunction with those organizational moves, Williams named Phil Wright as chief restructuring officer, a new position with accountability for selling assets and reducing costs. Wright previously served as president and CEO of the Energy Services business group. Wright reports directly to Malcolm, as do the senior vice presidents of Exploration & Production, Ralph Hill; Midstream Gas & Liquids, Alan Armstrong; and Gas Pipeline, Doug Whisenant.

         The following is a summary of the third-quarter results for businesses Williams considers core to its future:

         GAS PIPELINE, which provides natural gas transportation and storage services through systems that span the United States, reported third-quarter 2002 segment profit of $172.6 million vs. $101.8 million for the same period last year.


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         Segment profit increased primarily because of the benefit of rate refund liability reductions and other adjustments of $44.1 million related to the finalization of rate proceedings at Transco and Texas Gas. Segment profit also improved because of increased gas-transportation revenues from new expansion projects and the benefit of new transportation rates for Transco and Texas Gas.

         EXPLORATION & PRODUCTION, which includes natural gas production, development and exploration in the U.S. Rocky Mountains, San Juan Basin and Midcontinent, reported third-quarter 2002 segment profit of $231.8 million vs. $65.0 million for the same period last year.

         The sale of the Jonah Field and Anadarko Basin natural gas properties resulted in gains of $143.9 million. The increase also reflects higher production revenues. Those revenues increased in part because of a 34 percent increase in net production volumes as a result of the acquisition of Barrett Resources in August 2001 and increased production volumes from other core production areas. Production revenues also increased because of 21 percent higher net realized average prices over the same period last year.

         MIDSTREAM GAS & LIQUIDS, which provides gathering, processing, natural gas liquids fractionation, transportation and storage services, and olefins production, reported third-quarter 2002 segment profit of $104.0 million vs. a restated segment profit of $69.5 million for the same period last year.

         The increase resulted primarily from higher natural gas liquid margins in both domestic and Canadian operations, increased equity earnings from an investment in the Discovery pipeline project, and the continued growth of business in the deepwater Gulf of Mexico.

         WILLIAMS ENERGY PARTNERS, which reflects the company's investment in the master limited partnership whose corporate structure is independent of Williams, reported third-quarter segment profit of $13.4 million vs. $27.1 million for the same period last year. The decline was primarily because of increased environmental expense accruals.

         Here are results for Williams' other businesses:

         ENERGY MARKETING & TRADING reported a third-quarter 2002 segment loss of $387.6 million vs. segment profit of $356.9 million for the same period last year.

         The segment loss primarily reflects the decline in the forward mark-to-market value of Energy Marketing & Trading's portfolio. That decline resulted in large part from this unit's continued limited ability to exercise hedging strategies because of credit constraints coupled with continued declines in the


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 credit of the business sector overall. Additionally, the loss includes a
$74.8 million reduction in fair value of certain portions of the portfolio, reflecting information obtained through negotiation activities with potential buyers.

         PETROLEUM SERVICES, which includes refining, retail petroleum and bio-energy, reported a third quarter 2002 segment loss of $406.2 million vs. segment profit of $42.4 million for the same period a year ago.

         The segment loss includes $432.6 million of impairment charges related to assets being considered for sale. The impairments include $176.2 million for the Memphis refinery; $112.1 million for the TravelCenter business; and $144.3 million for bio-energy operations. Additionally, this segment reported lower refining and marketing profits because of narrowing crack spreads - the price difference between refined and unrefined products - and reduced segment profit from bio energy operations due to increased product costs.

         Williams has previously announced that it is considering the sale of a significant portion of the assets in this business segment. In October 2002, Williams reached an agreement to sell its retail-petroleum TravelCenters business for approximately $190 million in cash in a transaction that is expected to close by year-end.

ANALYST CALL

         Williams' management will discuss the company's third-quarter earnings during a conference call with analysts at 10 a.m. Eastern today.

         Analysts are encouraged to participate using a webcast that will be available at www.williams.com. A limited number of phone lines also will be available at (800) 810-0924. International callers should dial (913) 981-4900. Callers should dial in at least five minutes prior to the start of the discussion.

         Audio replays of the conference call will be available from 1 p.m. Eastern today through midnight on Nov. 20. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The replay confirmation code is 696917.

EARNINGS GUIDANCE

         The company also provided segment profit guidance for its core business platform. Broadly, that platform includes Gas Pipeline, Exploration & Production, Midstream Gas & Liquids and the investment


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in Williams Energy Partners. Those are the ongoing businesses that Williams expects to retain and operate. For those segments, Williams continues to expect recurring segment profit from $1.4 billion to $1.5 billion for 2002 and from $1.1 billion to $1.3 billion for 2003.

DOJ INVESTIGATION CONCLUDED

         On another matter, Williams announced today that it has received notice that the U.S. Department of Justice antitrust division has closed its approximately 18-month investigation of a capacity agreement between Williams and The AES Corp (NYSE:AES) and will take no action.

         This action is unrelated either to the settlement with California that Williams announced earlier this week or the request for information the company is responding to under subpoena from the U.S. Attorney in the Northern District of California.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.